NEWS RELEASE

For:

CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr.

Jerry A. Bragiel, President

Escondido, California 92025

870-777-8821

Contact: Alex Tassos 760-737-7000

CHAMPION PARTS, INC. REPORTS SECOND QUARTER

AND SIX MONTHS RESULTS

HOPE, Ark., Aug. 24, 2007-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, yesterday filed its 10Q which reflected net sales for the second quarter ended July 1, 2007 of $4,116,000,  compared to $4,532,000 in the comparable period of 2006.  The company reported a net loss of $830,000, or $0.23 per share, compared to a net profit of $113,000, or $0.03 per share for the same period in 2006.

For the first six months of 2007, the company reported net sales of $9,398,000, compared to $10,670,000 in 2006.  The company reported a net loss of $852,000, or $0.23 per share, compared to a net profit of $352,000, or $0.10 per share for the same period in 2006.

The company said the lower second quarter results reflected significantly lower sales of heavy duty and agricultural electrical products and air conditioning products. Lower sales of heavy duty electrical products reflected the loss of a customer in late 2006. Sales of air conditioning products were down primarily due to slow market demand and a major customer’s product stocking level adjustment.  Additionally, product and core returns were higher and are accounted for as reductions to gross sales.

“The second quarter’s results were additionally negatively impacted with a $129,000 other operating loss,” said Jerry A. Bragiel, president, “resulting primarily due to certain leasehold improvements that were impaired with the termination of a lease, and the costs of relocation of the company’s air conditioning product B & T Division to our Hope, Arkansas facility.

“The closing of the air conditioning products facility in Port Richey, Florida, and the costs of relocation significantly impacted our results and was a significant factor in our net loss of $830,000 for the second quarter,” Bragiel said.  “The relocation of our air conditioning business to Hope is now complete” added Bragiel.

Bragiel, however, further noted that although carburetor sales were lower to two major customers, the company’s overall carburetor net sales significantly increased in the second quarter of 2007 compared to the same period in 2006, reflective of the company’s 2006 acquisition of the Tomco remanufactured carburetor business.

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Champion Parts, Inc.

About Champion

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, pursuit of new product and market opportunities.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED

(Unaudited)

	Six Months July 1, 2007	Six Months July 2, 2006	Three Months July 1, 2007	Three Months July 2, 2006
Net Sales…………………………………	$9,398,000	$10,670,000	$4,116,000	$4,532,000
Costs and Expenses:
Cost of Products Sold…………………	8,439,000	8,801,000	3,926,000	3,810,000
Selling, Distribution & Administration.	1,144,000	1,194,000	590,000	451,000
Total Costs and Expenses……….	9,583,000	9,995,000	4,516,000	4,261,000
Operating (Loss) Income………………...	(185,000)	675,000	(400,000)	271,000
Other Operating Expense/(Income):
Interest Expense, Net………………….	530,000	286,000	301,000	139,000
Other Operating (Income)…………….	127,000	(4,000)	129,000	(2,000)
Total Operating Expense/(Income)……...	657,000	282,000	430,000	137,000
Income (Loss) Before Income Taxes…….	(842,000)	393,000	(830,000)	134,000
Income Tax Expense (Benefit)…………..	10,000	41,000	-	21,000
Net Income (Loss)……………………….	($852,000)	$352,000	($830,000)	$113,000
Weighted Average Common Shares
Shares Outstanding at Year-end:
Basic………………………………….	3,655,266	3,655,266	3,655,266	3,655,266
Diluted………………………………..	3,655,266	3,708,134	3,655,266	3,712,473
Earnings Per Common Share – Basic:
Net Income (Loss) per common share...	($0.23)	$0.10	($0.23)	$0.03
Earnings Per Common Share - Diluted:
Net Income (Loss) Per Common Share.	($0.23)	$0.09	($0.23)	$0.03